Exhibit 10.1

January 27, 2009

Seattle Genetics, Inc.

21823 30th Drive S.E.

Bothell, WA 98021

Re:	Stock Purchase Agreement

Ladies and Gentlemen:

Baker Brothers Life Sciences, L.P. (“BBLS”) and each of its affiliated funds that are or become signatories to this Agreement (each, an “Investor” and, collectively the “Investors”), hereby agree with you as follows:

1. Agreement. This Stock Purchase Agreement (this “Agreement”) is made as of the date first written above among Seattle Genetics, Inc., a Delaware corporation (the “Company”), and the Investors.

2. Shares; Purchase Price. The Company and the Investors agree that the Investors will purchase from the Company and the Company will issue and sell to the Investors an aggregate number of shares of common stock of the Company (the “Common Stock”) that is equal to the product of (a) the Investors’ collective Pro Rata Percentage set forth on Exhibit A multiplied by (b) the sum of (1) the aggregate number of shares of Common Stock sold to the underwriter(s) (the “Underwritten Shares”) pursuant to the Underwriting Agreement (as the same may be amended to increase the number of Underwritten Shares thereunder, the “Underwriting Agreement”) to be executed of even date herewith plus (2) the number of shares of Common Stock to be purchased hereunder at Closing (as defined below), with such resultant number of shares rounded down to the nearest whole share of Common Stock (such resultant number of shares, the “Shares”). The Company and BBLS shall agree on the final determination of the aggregate number of Shares no later than two (2) days after the date of this Agreement, upon which Exhibit A hereto shall be updated by the Company to reflect such determination. BBLS may allocate the Shares to its affiliated funds as it deems appropriate by providing written notification to the Company at least forty-eight (48) hours prior to Closing (as defined below), upon which Exhibit A hereto will be updated by the Company to reflect such allocation and each such affiliated fund that is not a signatory to this Agreement as of the date hereof shall execute a counterpart signature page to this Agreement and deliver it to the Company. BBLS hereby guarantees the obligation of the Investors to purchase all of the Shares. Each Investor shall pay a purchase price per Share equal to the greater of (x) the volume weighted average price at which Underwritten Shares are sold by such underwriter(s) in one or more transactions through 8 a.m. Eastern time on Wednesday, January 28, 2009, and (y) the price at which the Underwritten Shares are sold to such underwriter(s) pursuant to the Underwriting Agreement. The Company shall use its best efforts to cause such underwriter(s) to provide the Company and the Investors with such information as reasonably requested to determine such volume weighted average price. The Company and BBLS shall agree on the final determination of such price no later than two (2) days after the date of this Agreement. If the Company and BBLS are unable to agree, any reasonable determination made in good faith by the Company shall be final.

3. Purchase and Sale; Closing.

(a) The completion of the purchase and sale of the Shares (the “Closing”) shall occur on the third business day after the first date on which (i) the Stockholder Approval (as defined in Section 4) has been received and (ii) the conditions set forth in Section 3(c) below have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), or such other time as may be agreed to by the Company and BBLS, orally or in writing. The Closing shall be conditioned upon receipt of Stockholder Approval. The date of the Closing is referred to as the “Closing Date”. At the Closing, the Company shall deliver to each Investor, evidence reasonably satisfactory to such Investor that the Company has provided irrevocable instructions to the Company’s transfer agent to deliver to such Investor one or more stock certificates evidencing the number of Shares set forth opposite such Investor’s name on Exhibit A hereto containing only the legends expressly provided in Section 7(b) hereof, and each Investor shall deliver, or cause to be delivered, to the Company a Federal Funds wire transfer in the full amount of the purchase price for the Shares being purchased by such Investor, such wire transfer to be made to the Company pursuant to instructions provided to each Investor at least one business day prior to the Closing Date.

(b) The Closing shall occur at the offices of Cooley Godward Kronish LLP, 719 Second Avenue, Suite 900, Seattle, WA 98104 (or such other place as may be agreed to by the Company and BBLS, orally or in writing) at 10:00 a.m. Eastern time, on the Closing Date.

(c) The sole conditions to Closing, other than those set forth in Section 3(a), shall be:

(i) the Company’s delivery to the Investors of a certificate of the Chief Executive Officer of the Company certifying that (A) the Company has complied in all material respects with all of its obligations hereunder and satisfied all the conditions on its part required to be performed or satisfied hereunder at or prior to the Closing Date; and (B) the representations and warranties of the Company are true and correct in all material respects as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date) (which such condition may be waived by BBLS in its sole discretion);

(ii) each Investor’s delivery of a certificate of a duly authorized officer of such Investor that the representations and warranties of such Investor are true and correct in all material respects as of the Closing Date (which such condition may be waived by the Company in it sole discretion);

(iii) all applicable waiting periods, if any, in respect of the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations and rules issued pursuant thereto (collectively, the “HSR Act”) shall have expired or terminated;

(iv) there shall not be in effect any statute, rule, order, decree or injunction (collectively, an “Order”) of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and no such court or agency of competent jurisdiction shall have instituted any Proceeding (as defined below) seeking any such Order; and

(v) the Investors shall have received, on and as of the Closing Date, satisfactory evidence of the good standing of the Company in the State of Delaware.

4. Stockholder Meeting; Disclosure. The Company shall use commercially reasonable efforts to hold a meeting of its stockholders, which may be either a special or annual meeting, on or prior to June 1, 2009 for the purpose of approving the transactions contemplated by this Agreement (the “Stockholders Meeting”) and shall use its best efforts to obtain the Stockholder Approval at the Stockholders Meeting. Such efforts will include, without limitation, the preparation, delivery and dissemination of a proxy statement or information statement relating to, among other things, the transactions contemplated by this Agreement (the “Proxy Statement”), prepared in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the stockholders of the Company soliciting their vote in favor of the transactions contemplated hereby (the “Stockholder Approval”) and containing the Board’s recommendation that the stockholders approve the transactions contemplated by this Agreement; provided, that the Company shall not be required to hire a proxy solicitor to obtain Stockholder Approval. The Company shall deliver drafts of the preliminary and definitive Proxy Statement to BBLS and itscounsel at least two (2) business days prior to the filing thereof with the SEC, and shall make reasonable efforts to address any comments provided by BBLS on the Proxy Statement. Prior to making any public disclosures about the Investors in connection with this Agreement and the Shares, the Company shall provide the Investors with a reasonable opportunity to comment on such disclosure in advance and shall make reasonable efforts to address any comments provided by an Investor on such disclosure; provided, that the Company shall be able to disclose the existence of this Agreement, and state the manner of sale of the Shares, name of the Investors purchasing Shares and the number of Shares purchased without prior disclosure to the Investors. In connection with the disclosure of the transactions contemplated by this Agreement, each of BBLS and each Investor hereby provides its advance consent to the forms of disclosures set forth on Exhibit B hereto.

5. Company Representations and Warranties. The Company hereby represents and warrants to, and covenants with, each Investor that:

(a) SEC Reports. The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the eighteen (18) months preceding the date hereof (the foregoing materials (together with any materials filed by the Company under the Exchange Act for the eighteen (18) months prior to the date hereof, or on or after the date hereof, whether or not required to be filed) being collectively referred to herein as the “SEC Reports”) on a timely basis or has properly filed a notice on Form 12b-25 with respect to an extension of such time of filing, and has filed any such SEC Reports prior to the expiration of any such extension. The SEC Reports, when they were filed with the Securities and Exchange Commission (the “Commission”), conformed in all material respects to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further SEC Reports so filed with the Commission subsequent to the date hereof and on or prior to the Closing Date, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated subsidiary included or incorporated by reference in the SEC Reports comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiary as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified, it being understood that unaudited interim financial statements are subject to normal, year-end audit adjustments; such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, except as may be otherwise specified therein or to the extent unaudited interim financial statements exclude footnotes or may be condensed or summary statements, and the supporting schedules included or incorporated by reference in the SEC Reports present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the SEC Reports has been derived from the accounting records of the Company and its consolidated subsidiary and presents fairly the information shown thereby.

(c) No Material Adverse Change. Since September 30, 2008, (i) there has not been any change in the capital stock (except for grants, exercises, terminations, or forfeitures of equity awards under the Company’s stock option plans and employee stock purchase plan described in the SEC Reports), long-term debt, notes payable or current portion of long-term debt of the Company or its subsidiary, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiary taken as a whole; (ii) other than this Agreement and the Underwriting Agreement, neither the Company nor its subsidiary has entered into any transaction or agreement that is material to the Company and its subsidiary taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiary taken as a whole; and (iii) neither the Company nor its subsidiary has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the SEC Reports.

(d) Organization and Good Standing. The Company and its subsidiary have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiary taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”).

(e) Capitalization. All the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the SEC Reports, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or its subsidiary, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or its subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the SEC Reports; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(f) Due Authorization. Subject to receipt of the Stockholder Approval, the Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of this Agreement and the consummation by it of the transactions contemplated hereby (other than the receipt of the Stockholder Approval) have been duly and validly taken.

(g) The Shares. Subject to receipt of the Stockholder Approval, the Shares to be issued and sold by the Company hereunder have been duly authorized by the Company and, when issued and delivered and paid for as provided herein, will be duly and validly issued and will be fully paid and nonassessable. The issuance of the Shares is not subject to any preemptive or similar rights;

(h) No Violation or Default. Neither the Company nor its subsidiary is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its subsidiary is a party or by which the Company or its subsidiary is bound or to which any of the property or assets of the Company or its subsidiary is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(i) No Conflicts. Subject to receipt of the Stockholder Approval, the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiary pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its subsidiary is a party or by which the Company or its subsidiary is bound or to which any of the property or assets of the Company or its subsidiary is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or its subsidiary or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(j) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement, other than (i) the Stockholder Approval, (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filing of any requisite notices and/or application(s) with the NASDAQ Stock Market in connection with the issuance and sale of the Shares and the listing of the Shares for trading thereon in the time and manner required thereby, (v) filings required under the HSR Act, if any, and (vi) those that have been made or obtained prior to the date of this Agreement.

(k) Legal Proceedings. Except as described in the SEC Reports, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or its subsidiary is or may be a party or to which any property of the Company or its subsidiary is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or its subsidiary, could reasonably be expected to have a Material Adverse Effect; no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others.

(l) Title to Real and Personal Property. The Company and its subsidiary have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiary, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiary or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(m) Intellectual Property. The Company and its subsidiary own, or have obtained valid and enforceable licenses for, or other rights to use, all Intellectual Property (as defined below) described in the SEC Reports as either being owned or licensed by them or necessary for the conduct of their respective businesses, except where the failure to own, license or have such rights would not, individually or in the aggregate, have a Material Adverse Effect, and (i) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property; (ii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the rights of the Company or its subsidiary in or to any such Intellectual Property, and the Company is unaware of any facts which it believes would form a reasonable basis for a successful challenge to the rights in such Intellectual Property that would have a Material Adverse Effect on the Company; (iii) the Intellectual Property owned by the Company and its subsidiary and, to the knowledge of the Company, the Intellectual Property licensed to the Company and its subsidiary have not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which it believes would form a reasonable basis for a successful challenge to the validity or scope of such Intellectual Property that would have a Material Adverse Effect on the Company; (iv) to the knowledge of the Company, there is no pending or threatened action, suit, proceeding or claim by others that the Company or its subsidiary infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, the Company has not received any written notice of such claim and the Company is unaware of any facts which it believes would form a reasonable basis for a successful claim of such infringement, misappropriation or violation that would have a Material Adverse Effect on the Company; (v) the Company is unaware of any facts which it believes would form a reasonable basis for a successful challenge that any of its employees are in or have ever been in material violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or its subsidiary, or actions undertaken by the employee while employed with the Company or its subsidiary and (vi) to the knowledge of the Company, the Company is assignee of or is the recipient of an obligation to assign each of the Company’s rights in its patents and patent applications. The term “Intellectual Property” as used herein means all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property.

(n) Investment Company Act. The Company is not and, after giving effect to the transactions contemplated by this Agreement and the Underwriting Agreement, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(o) Taxes. The Company and its subsidiary have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the SEC Reports, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or its subsidiary or any of their respective properties or assets.

(p) Licenses and Permits. The Company and its subsidiary possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the SEC Reports, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the SEC Reports, neither the Company nor its subsidiary has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(q) Compliance With Environmental Laws. (i) The Company and its subsidiary (x) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiary, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) except as described in the SEC Reports, (x) there are no proceedings that are pending, or that are known to be contemplated, against the Company or its subsidiary under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (y) the Company and its subsidiary are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiary, and (z) none of the Company and its subsidiary anticipates material capital expenditures relating to any Environmental Laws.

(r) Hazardous Substances. There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of toxic wastes or hazardous substances, including, but not limited to, any naturally occurring radioactive materials, brine, drilling mud, crude oil, natural gas liquids and other petroleum materials, by, due to or caused by the Company or its subsidiary (or, to the best of the Company’s knowledge, any other entity (including any predecessor) for whose acts or omissions the Company or its subsidiary is or could reasonably be expected to be liable) upon any of the property now or previously owned or leased by the Company or its subsidiary, or upon any other property, in violation of any Environmental Laws or in a manner or to a location that could reasonably be expected to give rise to any liability under the Environmental Laws, except for any violation or liability which would not, individually or in the aggregate, have a Material Adverse Effect.

(s) Disclosure Controls. The Company maintains, on its behalf and on behalf of its subsidiary, an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiary have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(t) Accounting Controls. The Company maintains, on its behalf and on behalf of its subsidiary, systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Reports, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(u) Insurance. The Company and its subsidiary have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks in accordance with customary industry practice for companies of comparable size, market capitalization and stage of business and clinical development to protect the Company and its subsidiary and their respective businesses; and neither the Company nor its subsidiary has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(v) No Unlawful Payments. Neither the Company nor its subsidiary nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its subsidiary has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(w) Termination or Nonrenewal of Contracts. Except as would not, individually or the aggregate, have a Material Adverse Effect, neither the Company nor its subsidiary has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements to which the Company or its subsidiary are a party referred to or described in, or filed as an exhibit to, the SEC Reports, and no such termination or nonrenewal has been threatened by, to the Company’s knowledge, any other party to any such contract or agreement.

(x) Clinical Trials. The clinical and pre-clinical trials conducted by or on behalf of or sponsored by the Company or its subsidiary, or in which the Company or its subsidiary have participated, that are described in the SEC Reports or the results of which are referred to in the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and all applicable statutes, rules, regulations and policies of the U.S. Food and Drug Administration (the “FDA”) and comparable drug regulatory agencies outside of the United States to which it is subject (collectively, the “Regulatory Authorities”), including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58, and 312, and current Good Clinical Practices and Good Laboratory Practices; the descriptions in the SEC Reports of the results of such studies and tests are accurate and complete in all material respects and fairly present the data derived from such trials and the Company has no knowledge of any other trials the results of which are inconsistent with or otherwise call into question the results described or referred to in the SEC Reports; the Company and its subsidiary have operated and are currently in compliance in all material respects with all applicable statutes, rules, regulations and policies of the Regulatory Authorities; and neither the Company nor its subsidiary have received any notices, correspondence or other communication from the Regulatory Authorities or any other governmental agency which could lead to the termination or suspension of any clinical or pre-clinical trials that are described in the SEC Reports or the results of which are referred to in the SEC Reports and, to the Company’s knowledge, there are no grounds for the same.

(y) Compliance with Applicable Laws; Authorizations. The Company and its subsidiary: (i) are and at all times have been in material compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”); (ii) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any court or arbitrator or governmental or regulatory authority or third party alleging or asserting material noncompliance with any Applicable Laws or any licenses, exemptions, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (iii) possess all material Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations; (iv) have not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and have no knowledge that any such court or arbitrator or governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) have not received notice that any court or arbitrator or governmental or regulatory authority has taken, is taking or intends to take action to materially limit, suspend, materially modify or revoke any Authorizations and have no knowledge that any such court or arbitrator or governmental or regulatory authority is considering such action; and (vi) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).

(z) The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NASDAQ Global Market, nor has the Company received any notification that the Commission or the NASDAQ Global Market is contemplating terminating such registration or listing.

6. Investor Representations and Warranties. Each Investor hereby represents and warrants to, and covenants with, the Company as follows:

(a) The Investor represents and warrants to, and covenants with, the Company that (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, has reviewed the SEC Reports, has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares and has been afforded the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment, and (ii) the Investor agrees to promptly provide all information reasonably requested by the Company in connection with the preparation of the Proxy Statement and all such information shall be true and correct as of the date thereof in all material respects.

(b) The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

(c) The Investor understands that the Shares have not been registered under the Securities Act and is acquiring the Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable laws, rules and regulations, and the Investor does not have a present arrangement to effect any distribution of the Shares to or through any person or entity.

(d) The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as certain indemnification obligations may be legally unenforceable.

(e) At the time the Investor was offered the Shares, it was, and at the date hereof and at the Closing Date it is or will be, as applicable, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(f) The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(g) The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

(h) The Investor represents, warrants and agrees that, since the date that is the tenth (10th) trading day prior to the date of this Agreement, it has not engaged in any short selling of the Company’s securities, or established or increased any “put equivalent position” as defined in Rule 16(a)-1(h) under the Securities Exchange Act of 1934 with respect to the Company’s securities.

7. Registration Rights. The Company shall use its commercially reasonable efforts to treat the Shares as “Registrable Shares” under that certain Investor Rights Agreement, dated July 8, 2003 (the “2003 Agreement”), among the Company and certain of its stockholders to the extent, but only to the extent, permitted by the 2003 Agreement, including using its commercially reasonable efforts to obtain, on or prior the Closing, an amendment to the 2003 Agreement that shall have the effect of (i) including in the definition of “Registrable Shares” thereunder the Shares issuable pursuant to this Agreement and (ii) include each Investor as party thereunder, which such amendment shall be effective upon the Closing.

8. Transfer Restrictions.

(a) In connection with any permitted transfer of Shares other than pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, except to the extent that the transfer agent is entitled to such legal opinion, any transfer of Shares by an Investor to an Affiliate of an Investor, provided that the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and provided that such Affiliate agrees to be bound by this Agreement. For purposes of this Agreement, an “Affiliate” of a person or entity means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.

(b) Each Investor agrees that, for so long as is required by this Section 8, the following legends shall be imprinted on any certificate evidencing the Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY A PERSON OR ENTITY WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(c) Certificates evidencing the Shares shall not be required to contain such legends (i) after a transfer pursuant to a registration statement that is effective under the Securities Act covering the resale of such Shares (ii) following any sale of such Shares pursuant to Rule 144 or (iii) once they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale. At such time as a legend is no longer required for the Shares, the Company will as soon as reasonably practicable following the delivery by an Investor to the Company of an opinion of counsel to the extent required by Section 8(a) and a legended certificate representing such Shares, deliver or cause to be delivered to such Investor a certificate representing such Shares that is free from such legend. The Company may not make any notation on its records that enlarge the restrictions on transfer set forth in this Section 8.

9. Further Action. On and prior to the Closing Date, each of the Company and each Investor shall use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary or, in the reasonable opinion of such Investor or the Company, as the case may be, advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and each Investor will use its commercially reasonable efforts to make all filings (including without limitation, under the HSR Act) and obtain all consents of governmental entities which may be necessary or, in the reasonable opinion of such Investor or the Company, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement. Subject to each party’s determination of the need to file under the HSR Act, each party hereto shall make all necessary filings to be made by them, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby required under the HSR Act and each party shall make, as soon as reasonably practicable, all other necessary filings to be made by it, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby. Each party will cooperate fully (including, without limitation, by providing all information and assistance as the other party reasonably requests in connection with its preparation of any filing or submission that is necessary or, in the reasonable opinion of such Investor or the Company, as the case may be, advisable under the HSR Act) with the other parties in seeking to obtain all such authorizations, consents, orders and approvals.

10. Survival of Representations, Warranties and Agreements. The representations and warranties made in this Agreement shall terminate as of the Closing. All covenants and agreements contained herein shall survive until, by their respective terms, they are fully performed and no longer operative.

11. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:

if to the Company, to:

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, WA 98021

Facsimile: (425) 527-4000

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Cooley Godward Kronish LLP

719 Second Avenue, Suite 900

Seattle, WA 98104

Facsimile: (206) 452-8800

Attention: Sonya Erickson

if to the Investors, to:

c/o Baker Brothers Life Sciences, L.P.

655 Madison Avenue, 19th Floor

New York, NY 10021

Attn: Felix Baker

12. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense. This section shall survive the consummation, termination or expiration of this Agreement and the transactions contemplated by this Agreement.

13. Amendment. Prior to the Closing, any term of this Agreement may be amended or waived only with the written consent of the Company and BBLS. From and after the Closing, any term of this Agreement may be amended or waived only with the written consent of the Company and the Investors holding at least a majority of the Shares purchased pursuant to this Agreement. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon the Investors and the Company.

14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of (i) in the case of an assignment or delegation by an Investor, the Company and (ii) in the case of an assignment or delegation by the Company, the Investors, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

15. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

16. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

17. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

19. Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in share of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly share of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

20. Termination.

(a) If the Stockholder Approval is not received, and the Closing Date has not occurred, on or before the date six months from the date of this Agreement, this Agreement shall terminate without any further action on the part of the parties hereto. In addition, this Agreement may be terminated prior to the Closing by:

(i) the mutual written consent of the Company and BBLS;

(ii) either the Company or BBLS if the Underwriting Agreement is not entered into prior to the opening of trading on the first trading day following the date hereof by the Company and the underwriters specified therein or if the Underwriting Agreement is amended on or after the date hereof other than to increase the number of Underwritten Shares issuable thereunder;

(iii) either the Company or BBLS upon the termination of the Underwriting Agreement prior to the closing of the purchase and sale of the Underwritten Shares thereunder;

(iv) either the Company or BBLS if a court or agency of competent jurisdiction shall have issued a nonappealable final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b) In the event that this Agreement is validly terminated as provided in Section 20(a), then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability or obligation to the Company or to any Investor; provided, however, that such termination will not affect (a) any rights that have accrued to the benefit of any party prior to the date of such termination, including damages arising from any breach of this Agreement and (b) any party’s liability for any breach of this Agreement such party may have committed prior to the date of such termination. In the event that this Agreement is validly terminated as provided herein, the Company shall promptly notify all Investors. The provisions of Section 10 through this Section 20 shall survive any termination hereof pursuant to Section 20(a) hereof.

[Signature pages follow]

The parties have executed this Stock Purchase Agreement as of the date written above.

COMPANY:
SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Name:	Clay B. Siegall
Title:	Pres. and CEO

INVESTORS:

BAKER BROTHERS LIFE SCIENCES, L.P.
By:	Baker Brothers Life Sciences Capital, L.P., its general partner
By:	Baker Brothers Life Sciences Capital (GP), LLC, its general partner

By:	/s/ Felix Baker
Name:	Felix Baker, Ph.D
Title:	Managing Member

EXHIBIT A

Investor Name	Pro Rata Percentage	Shares
Baker Brothers Life Sciences, L.P.	17.03%	TBD
Total:	17.03%	TBD

Exhibit A

EXHIBIT B

PERMITTED FORM OF DISCLOSURES

On January 27, 2009, Seattle Genetics, Inc. (the “Company”) entered into a stock purchase agreement (the “Baker Purchase Agreement”) with Baker Brothers Life Sciences, L.P. (“BBLS”), an existing stockholder. The Baker Purchase Agreement provides that, subject to stockholder approval and customary closing conditions, BBLS and certain affiliated funds (the “Baker Entities”) will purchase a number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that would allow the Baker Entities to maintain their collective 17.03% beneficial ownership position in the Company after giving effect to both the sale of Common Stock in the Proposed Offering referenced under Item 8.01 below and the sale of Common Stock to the Baker Entities pursuant to the Baker Purchase Agreement (such number of shares, the “Baker Shares”). If the transactions contemplated by the Baker Purchase Agreement are consummated, the purchase price per share for the Baker Shares will be equal to the greater of the volume weighted average price at which the shares are sold by the prospective underwriter in the Proposed Offering referenced under Item 8.01 below during a specified period of time, and the price at which the shares are sold by the Company to UBS Investment Bank, the prospective underwriter. The Company has agreed to use commercially reasonable efforts to obtain stockholder approval for the transactions contemplated by the Baker Purchase Agreement by June 1, 2009, and if the Company does not receive such approval, the Baker Purchase Agreement will be terminated and the sale and issuance of the Baker Shares will not be consummated. In addition, in the event that the Proposed Offering referenced under Item 8.01 is not consummated, either the Company or BBLS may terminate the Baker Purchase Agreement. Felix Baker, Ph.D., one of our directors, is a Managing Member of Baker Brothers Life Sciences Capital (GP), LLC, the general partner of BBLS’s general partner.

Exhibit B